NEWS FROM

Media Contact	April 15, 2010
Andy Brimmer / Helen Todd, 205-410-2777

Investor Relations Contact
Mary Ann Arico, 205-969-6175
maryann.arico@healthsouth.com

HEALTHSOUTH APPOINTS DOUGLAS E. COLTHARP
CHIEF FINANCIAL OFFICER

BIRMINGHAM, Ala. — HealthSouth Corporation (NYSE:HLS) today announced the appointment of Douglas E. Coltharp as executive vice president and chief financial officer, effective May 6, 2010. Coltharp, who brings more than 20 years of senior financial and strategic planning experience to the position, will be responsible for all financial operations of the Company.  This appointment concludes a comprehensive national search process that began at the end of 2009.

“We are extremely pleased to welcome Doug as HealthSouth’s new chief financial officer,” said HealthSouth President and Chief Executive Officer Jay Grinney.  “He is a talented finance professional with an impressive track record of exemplary performance and accomplishments.  I am confident that Doug’s strategic acumen, effective leadership style and broad experience will be a great addition to our executive management team.  I would also like to thank Ed Fay, senior vice president – finance and treasurer, and Andy Price, senior vice president – chief accounting officer, for their valuable leadership during this transition period.”

“I am very excited to have the opportunity to join HealthSouth and be a part of an organization that plays such an important role in the delivery of quality rehabilitation services and care to so many patients across the country,” said Coltharp.  “I look forward to building on HealthSouth’s momentum by working to support the Company’s execution and achievement of its strategic objectives, furthering the development of new growth opportunities and delivering value for HealthSouth shareholders.”

Since May 2007, Coltharp has been a partner at Arlington Capital Advisors (ACA) and Arlington Investment Partners, LLC (AIP), a boutique investment banking firm and private equity firm.  Prior to that, Coltharp served 11 years as executive vice president and chief financial officer for Saks Incorporated.  In this role, he was responsible for recapitalizing the company and guiding it through a series of acquisitions and organic growth strategies that transformed it from a small cap, regional department store operator to a Fortune 1000 national retailer.

Coltharp began his career in 1987 at Nations Bank, N.A. (now part of Bank of America) and rose to become senior vice president and head of Southeast Corporate Banking.  During this time, Coltharp advised Fortune 100 companies on capital raising and other corporate financial matters.

Coltharp graduated magna cum laude from Lehigh University with a bachelor’s degree in Finance and Economics and earned his master’s in Business Administration with concentrations in Finance and Strategic Planning from the Wharton School, University of Pennsylvania.

Coltharp currently serves as a member of the Board of Directors of Ares Capital Corporation, Under Armour, Inc. and Rue 21, Inc.

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitative healthcare services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves patients through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellite clinics, and home health agencies. HealthSouth strives to be the nation's preeminent provider of inpatient rehabilitative healthcare services and can be found on the Web at www.healthsouth.com.

Forward-Looking Statements
Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against the Company; significant changes in HealthSouth’s management team; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; changes, delays in (including in connection with resolution of Medicare payment reviews or appeals), or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages and the impact on HealthSouth’s labor expenses from potential union activity and staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in HealthSouth’s SEC filings and other public announcements, including HealthSouth’s Form 10-K for the year ended December 31, 2009.